Summarized below is the unaudited condensed and proforma consolidated balance sheet and statement of operations as of September 30, 1998 as if the acquisition of Paul Harrison Enterprises, Inc. had taken place at June 30, 1998. It was assumed that the 334,443 of preferred shares issued in connection with this acquisition were outstanding at the beginning of the proforma period.

                            Proforma Condensed Consolidated Balance Sheet at September 30, 1998 (Unaudited)
                      ----------------------------------------------------------------------------------------
                                                   Paul Harrison                      Proforma           Proforma
                              HealthWatch, Inc.  Enterprises, Inc.  Acquisition     Consolidating    HealthWatch, Inc.
                                Consolidated       Consolidated     Adjustment         Entries         Consolidated
                              -----------------  -----------------  ----------      -------------    -----------------
Current assets                  $   737,601        $   107,881     $       --      $   (70,000)<F4>    $   775,482

Marketable equity                                                                     (710,720)<F3>
  securities - related party        430,872            510,400             --        1,134,732 <F2>      1,365,284
Technology and other
  intangible assets                 801,466            237,014             --          914,612 <F2>      1,953,092
Investment in subsidiary                 --                 --      2,560,000<F1>   (2,560,000)<F2>             --
                                -----------        -----------    -----------      -----------         -----------

  Total assets                  $ 1,969,939        $   855,295     $2,560,000      $(1,291,376)        $ 4,093,858
                                ===========        ===========    ===========      ===========         ===========

Current liabilities             $ 1,512,023        $   441,277             --      $   (70,000)<F4>    $ 1,883,300
Long-term debt                           --                 --             --               --                  --
                                                                                      (710,720)<F3>
Shareholders' equity                457,916            414,018      2,560,000<F1>     (510,656)<F2>      2,210,558
                                -----------        -----------    -----------      -----------         -----------

  Total liabilities and
    equity                      $ 1,969,939        $   855,295     $2,560,000      $(1,291,376)        $ 4,093,858
                                ===========        ===========    ===========      ===========         ===========

--------------
[FN]
<F1>  To reflect the acquisition of Paul Harrison Enterprises, Inc. (PHE) on
      HealthWatch, Inc. consolidated as if the acquisition had occurred on June 30, 1998.

<F2>  To record net assets purchased at fair market value and eliminate the intercompany investment and PHE's equity.

<F3>  To retire HealthWatch, Inc.'s common stock purchased as art of the acquisition of PHE.

<F4>  To eliminate intercompany balances as of September 30, 1998.

                                             Proforma Condensed Consolidated Statement of Operations
                                         for the Three-Month Period Ended September 30, 1998 (Unaudited)
                             ---------------------------------------------------------------------------------------
                                                   Paul Harrison                    Proforma           Proforma
                              HealthWatch, Inc.  Enterprises, Inc. Acquisition    Consolidating    HealthWatch, Inc.
                                Consolidated       Consolidated    Adjustment        Entries         Consolidated
                              -----------------  ----------------- ----------     -------------    -----------------
Sales                           $   365,609        $        --     $       --      $        --        $   365,609
Cost of sales                       266,573                 --             --               --            266,573
                                -----------        -----------    -----------      -----------        -----------
   Gross profit                      99,036                 --             --               --             99,036

Operating expenses                  433,022             43,937             --           23,452<F1>        500,411
                                -----------        -----------    -----------      -----------        -----------

Income (Loss) from operations      (333,986)           (43,937)            --          (23,452)          (401,375)
Other income (expense)             (350,552)           117,024             --               --           (233,528)
                                -----------        -----------    -----------      -----------        -----------

  Net Income (loss)             $  (684,538)       $    73,087     $       --      $   (23,452)       $  (634,903)
                                ===========        ===========    ===========      ===========        ===========

Net loss per share              $      (.25)                                                          $      (.23)
                                ===========                                                           ===========

Weighted average
    number of shares
    outstanding                   2,783,121                                                             2,783,121
                                ===========                                                           ===========

----------------
[FN]
(F1> To record amortization of technology and other intangible assets.

                                      -2-